Exhibit 10.7

Quintiles Commercial Europe Limited

500 Brook Drive

Green Park

Reading

RG2 6UU

England

July 1, 2012

Dear Sirs,

Letter of Guarantee

Pursuant the Master Services Agreement entered into between us Cell Therapeutics, Inc (“CTI”) and yourselves, Quintiles Commercial Europe Limited (“Quintiles Commercial”) with an Effective Date of July, 1 2012 (the “Master Services Agreement”), and in consideration of affiliated companies of Quintiles Commercial entering into Project Orders (the “Project Orders”) with affiliated companies of CTI, including but without limitation, CTI Life Sciences Limited, (“CTI Affiliates”) to provide certain promotional, detailing and related services in various agreed territories in Europe as more particularly referred to in each such Project Order, we, CTI, the holding company of such CTI Affiliates, as primary obligor, hereby unconditionally and irrevocably guarantee to Quintiles Commercial and its affiliates, the due payment and discharge by such CTI Affiliates of all present and future indebtedness and all other liabilities to Quintiles Commercial and its affiliates, whether actual or contingent and whether incurred solely or jointly, including but without limitation the payment of all fees, pass-through expenses, non-cancellable costs, severance and termination payments, loss and damage payable by CTI Affiliates to Quintiles Commercial and its affiliates under such Project Order(s) (the “Indebtedness”) and hereby agree to indemnify Quintiles Commercial and its affiliates on demand against any and all such loss it may incur as a result of or in connection with the Indebtedness under such Project Order(s) entered into pursuant to the Master Services Agreement.

Accordingly, if any one or more of CTI Affiliates default in payment of any Indebtedness when due then we, CTI, acting as Guarantor, shall pay to Quintiles Commercial or the applicable Quintiles Commercial affiliate on demand, without set off or other deduction, an amount equal to the amount so unpaid. A certificate by a duly authorised officer of Quintiles Commercial of the amount so payable shall be conclusive unless manifestly incorrect.

A demand shall be sufficiently served on CTI if made to it at its address set out above by registered letter and shall be effective on receipt.

This guarantee shall be a continuing guarantee; shall remain in effect until the Indebtedness is discharged in full; shall remain in force notwithstanding any failure, defect, illegality or unenforceability of or by any of CTI Affiliates obligations in respect of the Indebtedness and shall enure for the benefit of Quintiles Commercial and its affiliates.

This Letter of Guarantee shall be governed by the laws of England.

Yours sincerely,

Signed:	/s/ James A. Bianco, M.D.
Name (Print): James A. Bianco, M.D.
Title: Chief Executive Officer For and on behalf of: Cell Therapeutics, Inc.